Exhibit 99.1

          GRANITE CONSTRUCTION INCORPORATED REPORTS FOURTH QUARTER AND
                             FULL YEAR 2006 RESULTS

     -  Total Company FY06 revenue a record $2.96 billion

     -  Branch Division posts record FY06 operating income of $264.5 million

     -  Branch Division backlog up 11% year over year

     - Heavy Construction Division reports operating loss in the quarter of $76.5 million

     - Heavy Construction Division operating loss includes $18.0 million goodwill write-down

     -  Heavy Construction Division backlog down 10% year over year

    WATSONVILLE, Calif., Feb. 14 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced financial results for the fourth quarter and full year ended December 31, 2006. Revenue for the quarter totaled $715.2 million compared with $679.6 million for the fourth quarter ended December 31, 2005. Revenue for the year totaled $2.96 billion compared with $2.64 billion in 2005.

    The Company reported net income for the quarter of $0.6 million, or $0.02 per diluted share, including $18.0 million for a write down of goodwill related to the Heavy Construction Division's Granite Northeast operation. On a pro forma non-GAAP basis, excluding this goodwill charge and the related tax benefits, net income for the fourth quarter 2006 was $11.6 million, or $0.28 per diluted share, compared with $35.8 million, or $0.86 per diluted share for the same period last year. Pro forma non-GAAP net income for fiscal year 2006 was $89.2 million, or $2.15 per diluted share, compared with $83.2 million, or $2.02 per diluted share in the prior year.

    The following table reconciles GAAP net income to net income on a pro forma non-GAAP basis (in thousands):

                                 Three months ended           Years ended
                                    December 31,              December 31,
                              -----------------------   -----------------------
                                 2006         2005         2006         2005
                              ----------   ----------   ----------   ----------
GAAP net income               $      628   $   35,812   $   78,220   $   83,150
Goodwill impairment charge        18,011           --       18,011           --
Tax benefit of goodwill
 impairment charge                (7,006)          --       (7,006)          --

Non-GAAP net income           $   11,633   $   35,812   $   89,225   $   83,150

Non-GAAP diluted
 earnings per share                 0.28         0.86         2.15         2.02

    "I am very pleased to report that 2006 was another record-breaking year for the Branch Division," said William G. Dorey, President and Chief Executive Officer. "I am extremely proud of what our team was able to accomplish this year in both our construction and aggregate materials businesses. Thanks to mild weather in the West, we were able to work late into the season and have a strong finish to the year. More importantly, we are successfully capitalizing on what we consider to be one of the best construction markets in our history."

    "Unfortunately, our fourth quarter and full-year 2006 financial results for HCD were considerably below our expectations. As outlined in our operational realignment announcement made today, we are implementing key strategic changes in our operating structure that will allow us to more effectively and profitably manage our large, complex projects. We are committed to doubling our efforts in all aspects of this business so that we can successfully capture the profit potential on this work."

    He added, "As our financial results reflect, we are writing down the $18.0 million of goodwill from the 2001 acquisition of Halmar Builders of New York, Inc. While our performance to date does not support our original investment, we remain confident in our new management team and believe that the New York market will continue to present profitable opportunities for us going forward."

    Operating Results -- Quarter and Year-To-Date

    Total gross profit as a percent of revenue for the fourth quarter 2006 decreased to 7.2% compared with 15.6% for the same period last year.

    Other income for the quarter ended December 31, 2006 was positively impacted primarily by interest income which increased $2.6 million to $7.4 million as a result of higher average yield on a higher level of interest- bearing investments.

    Total gross profit as a percent of revenue for the year ended December 31, 2006 decreased to 9.8% compared with 12.1% last year. Operating income for the year decreased to $83.3 million compared with $134.9 million for the same period in 2005. Total company backlog at December 31, 2006 was essentially flat at $2.3 billion.

    Results by Segment

    Branch Division revenue for the quarter totaled $472.3 million, an increase of $70.4 million or 18% over the same period in 2005. Backlog for the Branch Division increased to $807.6 million compared with $728.3 million for the fourth quarter 2005. Gross profit as a percent of revenue increased for the fourth quarter 2006 to 21.6% compared with 19.1% for the fourth quarter 2005 due to record levels of profitability on our construction work and the sales of our construction materials. Branch Division operating income increased $27.5 million for the quarter to a record $79.4 million compared with $51.8 million for the fourth quarter last year. The increase includes approximately $4.8 million for the partial reversal of a previously recorded legal provision related to settlement of a civil lawsuit in Nevada.

    For the year ended December 31, 2006, Branch Division revenue totaled $1.8 billion compared with $1.6 billion for the same period last year. Gross profit as a percent of revenue for the year ended December 31, 2006 increased to 19.7% compared with 16.0% last year. Operating income for the division increased to a record $264.5 million for the same period compared with $153.7 million in 2005.

    HCD revenue for the quarter totaled $242.6 million versus $260.7 million for the same period last year. HCD backlog decreased to $1.4 billion compared with $1.6 billion as of year end 2005. Gross margin as a percent of revenue was a loss of 21.0% compared with a profit of 6.8% in the prior period. This decrease reflects a net reduction in gross profit of approximately $70.0 million resulting from changes in estimates of project profitability compared with a net increase of $1.5 million from such changes in the fourth quarter last year. Largely as a product of these estimate changes in the fourth quarter 2006, operating loss for HCD totaled $76.5 million compared with operating income of $4.3 million for the same period in 2005.

    The two largest downward forecast adjustments affecting the fourth quarter were on the State Route 22 Design-Build project in Southern California and the US-20 Design-Build project in Oregon. The Company believes it has strong contractual support for additional revenue on both projects and is hopeful that it will recover these costs through negotiations with the owners. However, there is no guarantee of recovery and no additional revenue recognition is reflected in our financial results.

    For the year ended December 31, 2006, HCD revenue totaled $1.1 billion compared with $1.0 billion for the same period last year. Gross margin as a percent of revenue for the year ended December 31, 2006 was a loss of 8.5% compared with a profit of 4.9% last year. Operating loss for HCD totaled $142.6 million in 2006 compared with operating income of $12.5 million in 2005.

    Business Outlook

    The outlook for the Branch Division in 2007 is extremely positive. Driven by healthy funding levels and strong local economies, the branches continue to experience one of the best public sector construction markets they have witnessed in many years. Pricing for construction materials is expected to be healthy in 2007 as demand for aggregates from both the public and private sector remains strong.

    The Company is currently forecasting HCD to break even in 2007 followed by a return to acceptable operating margins as the existing backlog is worked off and the benefits of the organizational realignment are realized.

    Financial Results

    The financial information in this announcement reflects the Company's preliminary results subject to completion of the annual audit. Audited financial results will appear in Granite's Form 10-K, which will be filed on or before March 1, 2007.

    Use of Non-GAAP Financials

    In addition, to supplement the GAAP financial information, we have provided non-GAAP net income and earnings per share information that exclude the $18.0 million ($11.0 million net of tax) non-cash write down of goodwill. The goodwill impairment was primarily due to our recent reevaluation of our strategy in New York, which was largely driven by continuing losses. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in today's release.

    Conference Call

    Granite will conduct a conference call today at 2:30 p.m. PT/ 5:30 p.m. ET to discuss its financial results and organizational realignment. The conference call will be webcast live and can be accessed at http://www.graniteconstruction.com/investor-relations. The live conference call may also be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. A replay will be available approximately two hours after the live call through Friday, March 2nd by calling (800) 642-1687 or (706) 645-9291. The conference ID for both the live call and the replay is 6555946.

    Company Description

    Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For the 4th straight year, Granite was named to FORTUNE'S List of 100 Best Companies to Work For. For more information about the company, please visit their website at www.graniteconstruction.com.

    This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management's beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward- looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

    For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Risk Factors" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at (831) 724-1011 or at Granite's website at http://www.graniteconstruction.com.

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (Unaudited - In Thousands, Except Per Share Data)

                                                        THREE MONTHS ENDED
                                                           DECEMBER 31,                      VARIANCE
                                                   ----------------------------    ----------------------------
OPERATIONS                                             2006            2005           AMOUNT          PERCENT
-------------------------------------------------  ------------    ------------    ------------    ------------
Revenue
    Construction                                   $    608,624    $    583,831    $     24,793             4.2
    Material sales                                 $    106,603    $     95,721    $     10,882            11.4
                                                   ------------    ------------    ------------    ------------
         Total revenue                             $    715,227    $    679,552    $     35,675             5.2
                                                   ------------    ------------    ------------    ------------
Cost of revenue
    Construction                                   $    581,661    $    501,690    $    (79,971)          (15.9)
    Material sales                                 $     82,423    $     71,838    $    (10,585)          (14.7)
                                                   ------------    ------------    ------------    ------------
         Total cost of revenue                     $    664,084    $    573,528    $    (90,556)          (15.8)
                                                   ------------    ------------    ------------    ------------
Gross profit                                       $     51,143    $    106,024    $    (54,881)          (51.8)
    Gross profit as a percent of revenue                    7.2%           15.6%           (8.4)%             -
General and administrative expenses                $     48,530    $     53,767    $      5,237             9.7
    G&A expenses as a percent of revenue                    6.8%            7.9%            1.1%              -
Provision for legal judgment                       $     (4,800)              -    $      4,800               -
Impairment of goodwill                             $     18,011               -    $    (18,011)              -
Gain on sales of property and equipment            $        891    $      3,579    $     (2,688)          (75.1)
                                                   ------------    ------------    ------------    ------------
Other income (expense)
    Interest income                                $      7,380    $      4,753    $      2,627            55.3
    Interest expense                               $       (387)   $     (1,531)   $      1,144            74.7
    Equity in income of affiliates                 $        636    $      1,489    $       (853)          (57.3)
    Other, net                                     $        (96)   $      1,806    $     (1,902)           ****
                                                   ------------    ------------    ------------    ------------
         Total other income                        $      7,533    $      6,517    $      1,016            15.6
                                                   ------------    ------------    ------------    ------------

Income (loss) before provision for (benefit from)
    income taxes and minority interest             $     (2,174)   $     62,353    $    (64,527)           ****
Minority interest                                  $        951    $     (8,447)   $      9,398            ****
Net income                                         $        628    $     35,812    $    (35,184)          (98.2)
                                                   ============    ============    ============    ============

Net income per share:
    Basic                                          $       0.02    $       0.88    $      (0.86)          (97.7)
    Diluted                                        $       0.02    $       0.86    $      (0.84)          (97.7)
Weighted average shares of common stock:
    Basic                                                40,935          40,676             259             0.6
    Diluted                                              41,581          41,417             164             0.4

                                                            YEAR ENDED
                                                           DECEMBER 31,                      VARIANCE
                                                   ----------------------------    ----------------------------
OPERATIONS                                             2006            2005           AMOUNT          PERCENT
-------------------------------------------------  ------------    ------------    ------------    ------------
Revenue
    Construction                                   $  2,554,745    $  2,307,062    $    247,683            10.7
    Material sales                                 $    410,159    $    334,290    $     75,869            22.7
                                                   ------------    ------------    ------------    ------------
         Total revenue                             $  2,964,904    $  2,641,352    $    323,552            12.2
                                                   ------------    ------------    ------------    ------------
Cost of revenue
    Construction                                   $  2,361,155    $  2,060,680    $   (300,475)          (14.6)
    Material sales                                 $    313,329    $    261,300    $    (52,029)          (19.9)
                                                   ------------    ------------    ------------    ------------
         Total cost of revenue                     $  2,674,484    $  2,321,980    $   (352,504)          (15.2)
                                                   ------------    ------------    ------------    ------------
Gross profit                                       $    290,420    $    319,372    $    (28,952)           (9.1)
    Gross profit as a percent of revenue                    9.8%           12.1%           (2.3)%             -
General and administrative expenses                $    204,281    $    183,392    $    (20,889)          (11.4)
    G&A expenses as a percent of revenue                    6.9%            6.9%              -               -
Provision for legal judgment                       $     (4,800)   $      9,300    $     14,100            ****
Impairment of goodwill                             $     18,011               -    $    (18,011)              -
Gain on sales of property and equipment            $     10,408    $      8,235    $      2,173            26.4
                                                   ------------    ------------    ------------    ------------
Other income (expense)
    Interest income                                $     24,112    $     11,573    $     12,539            ****
    Interest expense                               $     (4,492)   $     (6,932)   $      2,440            35.2
    Equity in income of affiliates                 $      2,157    $      1,497    $        660            44.1
    Other, net                                     $      2,604    $      1,258    $      1,346            ****
                                                   ------------    ------------    ------------    ------------
         Total other income                        $     24,381    $      7,396    $     16,985            ****
                                                   ------------    ------------    ------------    ------------

Income (loss) before provision for (benefit from)
    income taxes and minority interest             $    107,717    $    142,311    $    (34,594)          (24.3)
Minority interest                                  $      7,720    $    (17,748)   $     25,468            ****
Net income                                         $     78,220    $     83,150    $     (4,930)           (5.9)
                                                   ============    ============    ============    ============

Net income per share:
    Basic                                          $       1.91    $       2.05    $      (0.14)           (6.8)
    Diluted                                        $       1.89    $       2.02    $      (0.13)           (6.4)
Weighted average shares of common stock:
    Basic                                                40,874          40,614             260             0.6
    Diluted                                              41,471          41,249             222             0.5

**** Represents percentages greater than 100%

                        GRANITE CONSTRUCTION INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited - In thousands, except share and per share data)

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 2006           2005
                                                             ------------   ------------
                          ASSETS

Current assets
     Cash and cash equivalents                               $    204,893   $    199,881
     Short-term marketable securities                             141,037         68,540
     Accounts receivable, net                                     492,229        476,453
     Costs and estimated earnings in excess of billings            15,797         43,660
     Inventories                                                   41,529         33,161
     Real estate held for sale                                     55,888         46,889
     Deferred income taxes                                         38,237         22,996
     Equity in construction joint ventures                         31,912         27,408
     Other current assets                                          63,144         57,960
                                                             ------------   ------------
         Total current assets                                   1,084,666        976,948
                                                             ------------   ------------
Property and equipment, net                                       429,966        397,111
                                                             ------------   ------------
Long-term marketable securities                                    48,948         32,960
                                                             ------------   ------------
Investment in affiliates                                           21,471         15,855
                                                             ------------   ------------
Other assets                                                       50,798         49,356
                                                             ------------   ------------
               Total assets                                  $  1,635,849   $  1,472,230
                                                             ============   ============

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Current maturities of long-term debt                    $     28,660   $     26,888
     Accounts payable                                             257,612        232,807
     Billings in excess of costs and estimated earnings           292,543        208,883
     Accrued expenses and other current liabilities               189,928        140,569
                                                             ------------   ------------
         Total current liabilities                                768,743        609,147
                                                             ------------   ------------
Long-term debt                                                     78,576        124,415
                                                             ------------   ------------
Other long-term liabilities                                        58,419         46,556
                                                             ------------   ------------
Deferred income taxes                                              22,324         37,325
                                                             ------------   ------------
Minority interest in consolidated subsidiaries                     15,532         33,227
                                                             ------------   ------------

Shareholders' equity
     Preferred stock, $0.01 par value, authorized
       3,000,000 shares; none outstanding                               -              -
     Common stock, $0.01 par value, authorized 150,000,000
       shares in 2006 and 100,000,000 shares in 2005;
       issued and outstanding 41,833,559 shares in
       2006 and 41,682,010 shares in 2005                             418            417
     Additional paid-in capital                                    78,620         80,619
     Retained earnings                                            610,586        549,101
     Accumulated other comprehensive income                         2,631          1,602
     Unearned compensation                                              -        (10,179)
                                                             ------------   ------------
         Total shareholders' equity                               692,255        621,560
                                                             ------------   ------------
               Total liabilities and shareholders' equity    $  1,635,849   $  1,472,230
                                                             ============   ============

                                                             DECEMBER 31,   DECEMBER 31,
FINANCIAL POSITION                                               2006           2005
----------------------------------------------------------   ------------   ------------
     Working capital                                         $    315,923   $    367,801
     Current ratio                                                   1.41           1.60
     Debt to total capitalization                                    0.13           0.20
     Total liabilities to equity ratio                               1.36           1.37

                        GRANITE CONSTRUCTION INCORPORATED
                          REVENUE AND BACKLOG ANALYSIS
                       (Unaudited - Dollars In Thousands)

                                BY MARKET SECTOR

                                             REVENUE                                                 BACKLOG
                     ------------------------------------------------------  ------------------------------------------------------
                       YEAR ENDED DECEMBER 31,            VARIANCE                  DECEMBER 31,                  VARIANCE
                     --------------------------  --------------------------  --------------------------  --------------------------
                         2006          2005         AMOUNT        PERCENT        2006          2005         AMOUNT        PERCENT
                     ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Public Sector        $  2,021,301  $  1,808,026  $    213,275          11.8  $  2,066,950  $  2,083,824  $    (16,874)         (0.8)
Private Sector            533,444       499,036        34,408           6.9       189,037       247,716       (58,679)        (23.7)
Aggregate sales           410,159       334,290        75,869          22.7             -             -             -             -
                     ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
                     $  2,964,904  $  2,641,352  $    323,552          12.2  $  2,255,987  $  2,331,540  $    (75,553)         (3.2)
                     ============  ============  ============  ============  ============  ============  ============  ============

                               BY GEOGRAPHIC AREA

                                             REVENUE                                                 BACKLOG
                     ------------------------------------------------------  ------------------------------------------------------
                       YEAR ENDED DECEMBER 31,            VARIANCE                  DECEMBER 31,                  VARIANCE
                     --------------------------  --------------------------  --------------------------  --------------------------
                         2006          2005         AMOUNT        PERCENT        2006          2005         AMOUNT        PERCENT
                     ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
California           $  1,294,323  $  1,028,041  $    266,282          25.9  $    559,169  $    598,914  $    (39,745)         (6.6)
West (Excl. CA)           866,092       788,682        77,410           9.8       516,614       585,269       (68,655)        (11.7)
Midwest                    58,726        92,931       (34,205)        (36.8)      443,909        76,464       367,445          ****
Northeast                 281,552       324,477       (42,925)        (13.2)      248,605       491,944      (243,339)        (49.5)
Southeast                 244,233       176,088        68,145          38.7       272,881       224,549        48,332          21.5
South                     219,978       231,133       (11,155)         (4.8)      214,809       354,400      (139,591)        (39.4)
                     ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
                     $  2,964,904  $  2,641,352  $    323,552          12.2  $  2,255,987  $  2,331,540  $    (75,553)         (3.2)
                     ============  ============  ============  ============  ============  ============  ============  ============

**** Represents percentages greater than 100%

SOURCE  Granite Construction Incorporated
    -0-                             02/14/2007
    /CONTACT:  Jacque Underdown, +1-831-761-4741/
    /Web site:  http://www.graniteconstruction.com/
    (GVA)